Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-227538 on Form F-3 and No. 333-176922 on Form S-8, of our reports dated March 21, 2019, relating to the consolidated financial statements of Star Bulk Carriers Corp. and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Star Bulk Carriers Corp. for the year ended December 31, 2018.

/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
March 21, 2019